EXHIBIT 23.1

MOORE & ASSOCIATES, CHARTERED
        ACCOUNTANTS AND ADVISORS
    PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of North American Energy Resources, Inc. (formerly Mar Ked Mineral Exploration, Inc.) on Form S-8, and appearing in the Annual Report on Form 10-KSB of Mar Ked Mineral Exploration, Inc. for the year ended November 30, 2007, and in our report dated March 14, 2008, and in reference for the use by reference our reports dated July 9, 2008, for the six months ended May 31, 2008 and our report dated April 3, 2008, for the three months ended February 29, 2008.

/s/ Moore & Associates, Chartered
Moore & Associates Chartered Las Vegas, Nevada September 9, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501